Exhibit 10.2

                                 AMENDMENT NO. 1
                                       TO
                           CURATIVE TECHNOLOGIES, INC.
                            2000 STOCK INCENTIVE PLAN

      WHEREAS, pursuant to resolutions adopted by the Board of Directors of Curative Health Services, Inc., (the "Company") by written consent dated April 25, 2002, the Curative Health Services, Inc. 2000 Stock Incentive Plan (the "Plan") was amended to increase the number of shares of common stock of the Company subject to options thereunder from 1,600,000 to 2,177,900 shares; and

      WHEREAS, such amendment to the Plan was approved by the shareholders of the Company;

      NOW, THEREFORE BE IT HEREBY RESOLVED, that Section 4(a) of the Plan is amended and restated in its entirety to read as follows:

            (a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 2,177,900. Shares to be issued under the Plan may be either authorized but unissued Shares or Shares acquired in the open market or otherwise. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 2,177,900, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Dated as of April 25, 2002.
Approved by Shareholders on May 30, 2002